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SkyWest, Inc.
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CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Change to a Virtual-Only Format for the 2020 Annual Meeting of Shareholders

ST. GEORGE, UTAH, April 22, 2020 — SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) announced today that its upcoming 2020 Annual Meeting of Shareholders (the “Annual Meeting”) will now be held in a virtual-only meeting format. The Annual Meeting will be held at the originally scheduled date and time on May 5, 2020 at 10:00 a.m., Mountain Daylight Time.

Due to the emerging public health impact of the COVID-19 pandemic, orders of relevant state and local governments, and to support the health and well-being of our shareholders, employees and their families, SkyWest will hold its Annual Meeting in a virtual-only meeting format. The timing and process for voting by proxy remains unchanged. Shareholders as of the close of business on March 4, 2020 can access, participate in, and vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/SKYW2020 by using the 16-digit control number included on the proxy card and the instructions that accompanied the proxy materials. Further information regarding the change to a virtual-only Annual Meeting can be found in the proxy supplement filed by SkyWest with the Securities and Exchange Commission on April 22, 2020.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of nearly 500 aircraft connecting passengers to over 250 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines carrying more than 43 million passengers in 2019.

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